                                                                  EXHIBIT 10.186

                              EMPLOYMENT AGREEMENT


                EMPLOYMENT AGREEMENT dated as of November 2, 2000 (the "Agreement") by and between Wilshire Technologies, Inc., a California corporation (the "Company") and Derek Warneke, an individual residing at San Diego, California ("Executive").

                The Company and Executive desire to set forth the terms and conditions on which (i) the Company shall employ Executive as Vice President of Operations and Technology (ii) Executive shall render services to the Company, and (iii) the Company shall compensate Executive for such services.

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

        1. Employment.

                The Company hereby employs Executive and Executive hereby accepts such employment to perform executive services as hereinafter provided for the period from November 20, 2000 through November 19, 2001. Commencing November 20, 2001, the period of employment shall be automatically extended from year to year for additional periods of one year each unless the Company or Executive at least three months prior to the time the Agreement would otherwise have expired shall give the other party written notice of intention not to extend the employment. The original one-year period of this Agreement and any extensions thereof are hereinafter referred to as the "Term".

        2. Duties and Responsibilities.

                2.1 During the Term Executive shall devote his full attention and expend his best efforts, energies, and skills, on a full-time basis, to the business of the Company and any corporation controlled by the Company (each a "Subsidiary"). For purposes of this Agreement, the term the "Company" shall mean the Company and all Subsidiaries.

                2.2 During the Term Executive shall serve as the Vice President of Operations and Technology of the Company. In the performance of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules and regulations applicable to its executives of comparable status, shall report directly to the

President and Chief Executive Officer of the Company (the "CEO") and shall be subject to the direction and control of the CEO.

                2.3 Executive's services shall be rendered principally in or from an office located in the Carlsbad, California, area. Nevertheless, Executive agrees to make such trips out of the area, for limited periods, as are reasonably incident to the performance of his duties.

                2.4 Without first obtaining the written permission of the CEO in each instance, Executive will not authorize or permit the Company to engage the services of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Section shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever.

                2.5 In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (a) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, (b) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or otherwise which would impair Executive's right or ability to remain in the employ of the Company, or to perform fully his duties and obligations pursuant to this Agreement, and (c) to the best of Executive's knowledge, no material litigation is pending or threatened against any business or business entity owned or controlled or formerly owned or controlled by Executive.

        3. Compensation.

                3.1 During the Term the Company shall pay Executive a salary at an annual rate of $125,000, subject to review after one year, and an automobile allowance of $7,200 per year, payable in installments in accordance with the Company's regular practice, but not less often than monthly.

                3.2 The Company hereby grants Executive a ten-year Non-Qualified Stock Option under the Company's 1993 Stock Option Plan to purchase 100,000 shares of the common stock of the Company at the option exercise price set by the average of the bid and ask quote on November 27,2000, which is assumed to be the first day of employment. The option vests as to 33,333 shares on May 27, 2001, vests on May 27, 2002 as to an additional 33,333 shares, vests on May 27, 2003 as to the remaining 33,334 shares, and has the other terms and conditions set forth in the Non-Qualified Stock Option Agreement attached to this Agreement, and incorporated herein by reference.

                3.3 The Company will grant Execute two additional Stock option grants on 50,000 common shares each under the Company's 1993 Stock option Plan, priced at the average of the bid and ask quoted on the day of grant, after six months of employment and upon Executive's completion of one year of employment, respectively. These options will be granted upon approval by the President and CEO based upon satisfactory progress toward completion of Executive's annual MBO goals.

                3.4 Executive shall receive a bonus in accordance with the terms of the Bonus Plan attached to this Agreement as Attachment B and incorporated herein by this reference.

                3.5 Executive shall be entitled to reasonable periods of paid sick leave, three weeks paid vacation per year and holidays in accordance with the Company's regular policy.

                3.6 Executive is authorized to incur reasonable expenses in the performance of his duties hereunder, including, but not limited to, Mexican insurance for his personal vehicle used to travel to Mexico, and expenses of a cell phone used for Company business. The Company shall reimburse Executive for such expenses upon the presentation by Executive, not less frequently than monthly, of signed, itemized accounts of such expenditures and vouchers, all in accordance with the Company's procedures and policies as adopted and in effect from time to time and applicable to its executives of comparable status.

                3.5 The Company shall provide Executive, at Company's expense, participation in group medical, dental, accident, disability and life insurance plans of the Company and other standard benefits as may be provided by the Company from time to time to its executives of comparable status, subject to, and to the extent that, Executive is eligible under such benefit plans in accordance with their respective terms.

                3.6 If the Company requires the Employee to work in Mexico more than 180 days in a calendar year and the Employee therefore is subject to Mexican non-resident income taxes, and if such Mexican non-resident income taxes plus the U.S. federal and California state income taxes the Employee pays exceed the amount of combined U.S. federal and California state income taxes that the Employee would have paid on a proforma basis if he had worked in the U.S. for the full year, then the Company will pay to the Employee such excess, including an amount for additional income taxes due on the payment, with the intention of making the Employee whole.

        4. Termination.

                4.1 The Company may terminate Executive's employment under this Agreement at any time for Cause. "Cause" shall exist for such termination if Executive (i) is adjudicated guilty of illegal activities by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation, (iii) has, in the reasonable judgment of the CEO, engaged in serious misconduct, which misconduct has or would, if generally known, materially adversely affect the good will or reputation of the Company and which misconduct Executive has not cured or altered to the satisfaction of the CEO within ten days following notice by the CEO to Executive regarding such misconduct, (iv) refused to follow any lawful directive of the CEO to Executive concerning material aspect of the Company's business, (v) has made any misrepresentation to the Company under Section 2.5 hereof, or (vi) has been incapable to perform his duties under this Agreement for at least three consecutive months.

                4.2 The Company may terminate Executive's employment under this Agreement at any time without Cause.

                4.3 If the Company terminates Executive's employment pursuant to the provisions of Section 4.2 hereof, or if the Company does not agree to extend Executive's employment pursuant to the provisions of Paragraph 1 hereof, Executive shall receive as his severance an amount equal to six months of Executive's then salary, payable in six equal monthly installments.

                4.4 If the Company terminates Executive's employment pursuant to the provisions of Section 4.2 hereof, or if the Company does not agree to extend Executive's employment pursuant to the provisions of Paragraph 1 hereof, the Company further agrees to provide Executive, at Company's expense, group medical and dental benefits for the six month period during which the Executive receives severance pay.

                4.5 If the Company terminates Executive's employment pursuant to the provisions of Section 4.2 hereof, or if the Company does not agree to extend Executive's employment pursuant to the provisions of Paragraph 1 hereof, the Company shall provide Executive, at Company's expense, an allowance of up to $10,000, to be applied toward an Out Placement program for the Executive.

                4.6 If Executive does not agree to extend his employment pursuant to the provisions of Paragraph 1 hereof, Executive shall receive no severance pay.

                4.7 Death of Executive. In the event Executive shall die at any time during the Term, this Agreement shall terminate. In such event the estate of Executive shall forthwith receive any salary accrued or unpaid to the date of his death.

        5. Restrictive Covenants.

                5.1 Executive acknowledges that (i) he has a major responsibility for the administration, development and growth of the Company's business, (ii) his work for the Company will bring him into close contact with confidential information of the Company and its customers, and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business interests of the Company and that the

Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees as follows:

                        5.1.a Except as otherwise provided for in this Agreement, during the Term Executive shall not, directly or indirectly, within any state, province or other political subdivision of the United States or any other country in which the Company is conducting business, compete with respect to any services or products of the Company which are either offered or are being developed by the Company (the "Company's Business"), or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, co-venturer or otherwise), any individual, corporation, firm, association, partnership, joint venture or other business entity, which competes with the Company's Business; provided, however, that Executive may own, solely as an investment, not more than one (1%) percent of any class of securities of any publicly owned corporation.

                        5.1.b During, and for one year after, the Term, Executive shall not, directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave its employ, (ii) aid or agree to aid any competitor, customer or suppliers of the Company in any attempt to hire any person who shall have been employed by the Company within the one year period preceding such requested aid, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of said period to transact business with a competitor of the Company.

                        5.1.c During the Term and thereafter, Executive shall not disclose to anyone any information about the affairs of the Company, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall Executive make use of any such information for his own benefit.

                5.2 Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Section 5.1 (the "Restrictive Covenants") the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages or posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

                5.3 If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive

Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or scope and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

                5.4 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions, within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        6. Insurance.

                6.1 The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that to the best of his knowledge Executive is insurable at standard (non-rated) premiums.

        7. Miscellaneous.

                7.1 This Agreement is a personal contract, and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive, provided, however, that in the event of Executive's death, Executive's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

                7.2 The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets which assumes the Company's obligations hereunder.

                7.3 Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, receipt requested, by nationally recognized overnight courier for next business day delivery, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below, or at such other addresses as such party shall designate by notice to the other in the manner provided herein for giving notice.

If to the Company:                  Wilshire Technologies, Inc.
                                    5861 Edison Place
                                    Carlsbad, California 92008

If to the Executive:                Derek Warneke
                                    2184 Corte Limon
                                    Carlsbad, CA  92009

                7.4 This Agreement may not be changed, amended, terminated or superseded except by an agreement in writing, nor may any of the provisions hereof be waived except by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

                7.5 Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving any effect to the principles of conflicts of laws.

                7.6 All descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                7.7 If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement or provision, as the case may be, shall nevertheless remain in full force and effect.

                7.8 Each of the parties hereto shall at any time and from time to time hereafter, upon the reasonable request of the other, take such further action and execute, acknowledge and deliver all such instruments of further assurance as may be necessary to carry out the provisions of this Agreement.

                7.9 This Agreement contains the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

        8. Authorization by Board of Directors.

                The execution and delivery of this Agreement by and on behalf of the Company has been authorized by the Company's Board of Directors and will be ratified at the next scheduled meeting of the board on November 6, 2000.


                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove written.

                                       WILSHIRE TECHNOLOGIES, INC.


                                       By /s/ Kevin Mulvihill

                                       Title: President and Chief Executive
                                              Officer



                                       EXECUTIVE


                                       /s/ Derek Warneke
                                       -----------------------------------------
                                       Derek Warneke